FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                              FILE NUMBER 333-82591



       PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 3, 1999

                          3,005,909 Shares

                     Socket Communications, Inc.

                   Common Stock, $0.001 par value


                   ------------------------------


     This Prospectus Supplement (the "Prospectus Supplement") supplements the Prospectus dated August 3, 1999 (the "Prospectus") of Socket Communications, Inc. ("Socket" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 3,005,909 shares of Common Stock of the Company, par value $0.001 per share (the "Shares"), which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The "Selling Stockholders" section of the Prospectus is hereby supplemented to reflect the business combination of the Harmat Organization, Inc. ("Harmat") with BarPoint.com, Inc. and the adoption of the corporate name BarPoint.com, Inc. by the surviving entity ("Barpoint.com"). This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.


                   ------------------------------





      The date of this Prospectus Supplement is November 15, 1999

                             SELLING STOCKHOLDERS


     All of the Shares beneficially owned by the Harmat Corporation and reflected in the Prospectus are now beneficially owned by BarPoint.com by virtue of the business combination between Harmat and BarPoint.com, Inc. The table of Selling Stockholders in the Prospectus is hereby amended and supplemented to specifically include BarPoint.com. The following table sets forth the number of shares of Common Stock that BarPoint.com beneficially owns as of November 15, 1999, the number of shares of Common Stock beneficially owned by BarPoint.com that may be offered for sale from time to time by the Prospectus and this Prospectus Supplement, and the number of shares of Common Stock to be beneficially owned by BarPoint.com assuming the sale of all of the Shares offered by BarPoint.com. Except as indicated, BarPoint.com has neither held any position or office nor had a material relationship with the Company or any of its affiliates within the past three years other than as a result of its ownership of the Company's Common Stock.

     Except as set forth in this Prospectus Supplement with respect to BarPoint.com, there is no change to the section entitled "Selling
Stockholders" in the Prospectus. The Company may amend or supplement the Prospectus and this Prospectus Supplement from time to time to update the disclosure set forth therein and herein.





                           Number of Shares                    Number of Shares
                             Beneficially                        Beneficially
                             Owned Prior     Number of Shares    Owned After
   Selling Stockholder       to Offering      Being Offered        Offering
------------------------- ------------------ ---------------- ------------------
BarPoint.com, Inc. ......      1,835,972 (1)       1,835,972               0




----------------
(1) Consists of 1,333,243 shares of common stock, 495,729 shares of Common Stock issuable upon exercise of warrants, and 7,000 shares of common stock issuable in payment of dividends on Series D Convertible Preferred Stock.



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